Exhibit 3
Sub-Item 77O

THE DREYFUS/LAUREL FUNDS, INC.
Rule 10f-3 Transactions

1.   On July 24, 2001, The Dreyfus/Laurel Funds, Inc.
(the "Fund"), on behalf of Dreyfus Bond Market Index
Fund (the "Portfolio") purchased, at slightly below par value, $300,000 in Credit Suisse First Boston USA bonds
(the "Bonds"). The Bonds were purchased from Credit Suisse First Boston USA, a member of the underwriting syndicate offering the Bonds. Mellon Financial Markets, LLC ("Mellon"), an affiliate of the Fund, was a member of the syndicate but received no benefit in connection with the transactions.
Credit Suisse First Boston USA received a commission of
$3.50 per bond. No other member received any economic benefit. The following is a list of the syndicate's members:

Credit Suisse First Boston
Banc One Capital Markets, Inc.
Comerica Securities
Fleet Securities, Inc.
Mellon Financial Markets, LLC
Prudential Securities
SouthTrust Securities, Inc.
UBS Warburg
Wells Fargo Brokerage Services, LLC
BNY Capital Markets, Inc.
First Union Securities, Inc.
McDonald Investments, Inc. (A KeyCorp Company)
NatCity Investments, Inc.
Salomon Smith Barney
Trilon International Inc.
U.S. Bancorp Piper Jaffray
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     Accompanying this statement are materials presented
to the Fund's Board of Trustees, which ratified the purchases as in compliance with the Fund's Rule 10f-3 Procedures, at the Fund's Board meeting held on October 25, 2001.

2.   On July 24, 2001, The Dreyfus/Laurel Funds, Inc.
(the "Fund"), on behalf of Dreyfus Disciplined Intermediate Bond Fund (the "Portfolio") purchased, at slightly below par value, $2.6 million in Wells Fargo Company6.375% 8/1/2011 corporate bonds (the "Bonds"). The Bonds were purchased from Salomon Smith Barney, a member of the underwriting syndicate offering the Bonds. Mellon Financial Corporation ("Mellon"), an affiliate of the Fund, was a member of the syndicate but received no benefit in connection with the transactions. Salomon Smith Barney received a commission of $3.00 per bond. No other member received any economic benefit. The following is a list of the syndicate's members:

ABN Amro
Banc One Capital Markets
Bank of New York
Barclays Capital
Bear Stearns & Co., Inc.
Goldman Sachs & Co.
HSBC Securities
J.P. Morgan
Mellon Bank Corp.
Wells Fargo
WestDeutsche Landesbank Girozentra
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     Accompanying this statement are materials presented
to the Fund's Board of Trustees, which ratified the purchases as in compliance with the Fund's Rule 10f-3 Procedures, at the Fund's Board meeting held on October 25, 2001.




MEMORANDUM



TO:       The Members of the Boards

DATE:          December 20, 2001

SUBJECT:  Review of Compliance with Rule 10f-3 Procedures

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     The following constitutes the required report of purchases of securities that were effected pursuant to procedures as prescribed by Rule 10f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), during the period September 1, 2001 through November 30, 2001. Rule 10f-3 under the 1940 Act exempts certain purchases of securities by a registered investment company that are otherwise prohibited under Section 10(f).

     Section 10(f) prohibits any Dreyfus-sponsored fund from acquiring securities if an affiliated person of the fund, including Mellon or any of its affiliates, concurrently is acting as a principal underwriter in connection with the offering of such securities to others. The foregoing restriction applies even if the purchase is actually made from an unaffiliated underwriter. This provision of the 1940 Act was designed to prevent an underwriter affiliated with a registered investment company from "dumping" otherwise unmarketable securities on the investment company.

     Under certain conditions, however, Rule 10f-3 provides an exemption from the prohibitions of Section 10(f). Rule 10f-3 permits a fund to purchase securities that would otherwise violate
Section 10(f) if, among
other things:

 1.   the securities were registered under the Securities
      Act of 1933, or were municipal securities, certain
      Rule 144A securities, or certain foreign  offerings;

2. the securities were purchased at not more than the public offering price prior to the end of the first full business day after the first date on which the issue is offered to the public;

3. the securities were offered pursuant to a firm commitment underwriting;

4. the commission, spread or profit received or to be received by the principal underwriters is reasonable and fair compared to the commission, spread or profit received by others in connection with the underwriting of similar securities being sold during a comparable period of time;

5. the issuer of the security has been in continuous operation for not less than three years, or, with respect to municipal securities, the issuer meets certain rating requirements as set forth in the Rule;

6. the amount of securities of any class of such issue purchased by the investment company, or by two or more investment companies having the same investment adviser, does not exceed 25% of the principal amount of the offering of such class; and

7. the securities are purchased from a member of the syndicate other than the affiliated underwriter.


     The Portfolio Manager of Dreyfus Bond Market Index
Fund and Dreyfus Disciplined Intermediate Bond Fund certifies that the terms described in the reports attached hereto comply with the Fund's Rule 10f-3 Procedures. The Procedures state that the Board must determine that any transaction(s) engaged in by the Fund, pursuant to Rule 10f-3, have been effected in compliance with the Procedures adopted by the Board with respect to such transactions. A copy of the form of Procedures previously adopted by the Boards pursuant to Rule 10f-3 is contained in Volume II of your Directors'
Reference Manual.